Exhibit 99.1

Calgon Carbon Announces First Quarter 2017 Results

  Includes full quarter of results of the activated carbon and filtration media business (the New Business) acquired on November 2, 2016
  First quarter results include $2.7 million (pre-tax) of expected acquisition related expenses:
    $2.1 million of acquisition integration expenses, including costs related to a subsidiary reorganization project, included in selling, administrative and research expense
    $0.6 million of inventory-related purchase accounting adjustment costs included in cost of products sold (excluding depreciation and amortization)
  First quarter results include $2.4 million of expected discrete income tax charges primarily related to the subsidiary reorganization project
  Q1 2017 Results Summary:
    Net sales totaled $142.7 million, including $24.2 million of sales from the New Business and a $1.9 million unfavorable impact from currency translation
    Gross margin (before depreciation and amortization) as a percentage of net sales was 30.8%
      Includes a 0.4 percentage point dilutive impact from the $0.6 million of inventory-related purchase accounting adjustment costs
    Income from operations was $5.9 million, inclusive of the $2.7 million of acquisition related expenses
    Net income was $0.8 million, or $0.02 per fully diluted share
      Inclusive of the pre-tax acquisition related expenses and discrete income tax charges

PITTSBURGH--(BUSINESS WIRE)--May 9, 2017--Calgon Carbon Corporation (NYSE: CCC) announced results for the 2017 first quarter that ended on March 31, 2017.

CEO Commentary

Commenting on the company’s first quarter results, Calgon Carbon’s Chairman, President, and Chief Executive Officer Randy Dearth said, “Excluding expected impacts of acquisition integration and subsidiary reorganization costs, we’re off to a solid start to the new year. Through the addition of the New Business and the diversity of our exposure to varied end markets and geographic regions we achieved our first quarter revenue growth target of 18% to 20%.

“Importantly, sales to industrial sector customers were approximately level with last year’s first quarter, in line with our outlook. We believe our activities in this area have stabilized – particularly in the Americas region – and we remain cautiously optimistic that an industrial sector recovery may be underway.

“I’m pleased with the performance of our New Business. First quarter sales were slightly above the high end of our outlook, and integration activities and projects aimed at capturing synergies continued to progress to plan.”

Commenting on prospects for the full year, Mr. Dearth concluded, “In addition to approximately $100 million in revenues we expect from the New Business, we still see the potential for year-over-year revenue growth from our legacy Calgon Carbon business in 2017 from continued strength in North American potable water and mercury removal markets, as well as increasing ballast water system sales later in the year.”

First Quarter 2017 Results

Note: Beginning January 1, 2017, the Company realigned its internal management reporting structure to incorporate the New Business into the Company’s previously existing legacy business and reorganized its reportable segments into: Activated Carbon, Alternative Materials, and Advanced Water Purification. The Company is reporting its first quarter results using these three new reportable segments, and has restated reportable segment information for prior year periods to conform to the new structure. The Segment Data table includes a summary of the components of the new reportable segments.

Net sales for the first quarter of 2017 were $142.7 million, an increase of $22.5 million or 18.7% compared to net sales of $120.2 million for the first quarter of 2016. The increase is primarily attributable to the $24.2 million contribution to net sales from the New Business (the activated carbon and filtration media business acquired from a subsidiary of Arkema Group on November 2, 2016). First quarter of 2017 net sales of Calgon Carbon’s legacy business (excluding the impact of the net sales of the New Business) declined by $1.7 million from last year’s first quarter, reflecting a $1.9 million reduction in net sales resulting from currency translation due primarily to the net negative impact of a stronger U.S. dollar compared to European currencies.

Income from operations for the first quarter of 2017 was $5.9 million, compared to income from operations of $8.5 million reported for the first quarter of 2016. First quarter 2017 income from operations includes $2.7 million of acquisition related expenses, as compared to $1.6 million of acquisition related expenses included in first quarter 2016 operating income.

Net income for the first quarter of 2017 was $0.8 million, or $0.02 per fully diluted share. This compares to net income of $5.5 million, or $0.11 per fully diluted share for the same period last year. In addition to the impact of the previously mentioned acquisition related expenses in both periods, first quarter 2017 net income and fully diluted earnings per share were also impacted by $2.4 million of discrete income tax charges primarily related to the subsidiary reorganization project.

For the first quarter of 2017, Activated Carbon segment sales were $126.2 million, an increase of $16.2 million, or 14.7% from $110.0 million reported for the same period a year ago. Sales related to the New Business contributed $13.2 million to the increase in sales. Activated Carbon segment sales related to Calgon Carbon’s legacy business increased $3.0 million, or 2.7%. This increase was due primarily to higher potable water, mercury removal and specialty market product sales in the Americas, which more than offset lower activated carbon pellet sales in Japan for treating sulfur and nitrogen oxide emissions as well as lower sales in Europe that included a $1.7 million negative impact from currency translation.

Alternative Materials segment sales in the first quarter of 2017 were $12.8 million compared to $2.5 million for the same period a year ago. Sales related to diatomaceous earth and perlite filtration media products of the New Business contributed $11.0 million to current year first quarter sales, while sales related to the Company’s legacy business carbon cloth products were lower by $0.7 million primarily due to $0.2 million of unfavorable currency translation as well as lower defense and medical application sales.

Sales in the Advanced Water Purification segment decreased to $3.6 million in the first quarter of 2017 compared to $7.7 million in the last year’s first quarter. The decrease was primarily due to lower ion exchange project and ballast water equipment system sales.

Net sales less the cost of products sold (excluding depreciation and amortization), as a percentage of net sales for the first quarter of 2017 was 30.8%, compared to 34.7% reported for the first quarter of 2016. Contributing to the lower margin percentage was a less favorable mix of legacy business sales as well as the inclusion of the activities of the New Business, including recognition of the final $0.6 million of costs associated with the purchase accounting step-up in basis of the New Business inventory to fair value. In addition, last year’s first quarter benefited from a $0.9 million business interruption insurance settlement.

Depreciation and amortization expense was $11.8 million in the first quarter of 2017 compared to $8.8 million in last year’s first quarter. Current year first quarter depreciation and amortization expense includes expenses from the acquired fixed assets and intangible assets of the New Business.

Selling, administrative and research expense for the first quarter of 2017 was $26.2 million, or 18.4% of net sales, versus $24.5 million, or 20.4% of net sales in last year’s first quarter. In addition to the inclusion of incremental expenses from the New Business, current year expense includes acquisition integration costs, including subsidiary reorganization project related expenses, of $2.1 million, or 1.5% of net sales. This compares to acquisition related expenses included in last year’s first quarter results of $1.6 million, or 1.3% of net sales.

Interest expense for the first quarter of 2017 was $1.5 million compared to $0.3 million in last year’s first quarter. The increase was due to higher debt levels resulting from the Company’s purchase of the New Business on November 2, 2016, as well as higher interest rates.

Income tax expense for the first quarter of 2017 includes $2.4 million of discrete income tax charges primarily related to a subsidiary reorganization project. Absent the discrete income tax charges, the effective income tax rate for the 2017 first quarter was 34.9%, compared to 34.7% in last year’s first quarter.

Conference Call and Webcast Details

This morning at 9:00 a.m. Eastern Time, the Company will be hosting a live conference call and webcast, including presentation slides, to discuss the first quarter 2017 financial results.

To listen to, or participate in, the conference call, please phone 866-393-4792 shortly before the scheduled start time. International callers should phone +1 706-758-4301. The conference ID is 10490214.

To view and listen to the webcast, as well as access the downloadable presentation slides, go to the Calgon Carbon website at www.calgoncarbon.com, proceed to the investor home page, and click on the link to the webcast.

The conference call will be re-broadcast beginning approximately two hours after the call concludes through May 23, 2017, at midnight Eastern Time. To listen to the re-broadcast, please phone 800-585-8367 or +1 404-537-3406. The ID for the replay is also 10490214.

A re-broadcast of the webcast can be accessed in the investor section of the Calgon Carbon website.

Pure Water. Clean Air. Better World.

Calgon Carbon Corporation (NYSE:CCC) is a global leader in innovative solutions, high quality products and reliable services designed to protect human health and the environment from harmful contaminants in water and air. As a leading manufacturer of activated carbon, with broad capabilities in ultraviolet light disinfection, the Company provides purification solutions for drinking water, wastewater, pollution abatement, and a variety of industrial and commercial manufacturing processes.

Calgon Carbon is the world’s largest producer of granular activated carbon and supplies more than 100 types of activated carbon products – in granular, powdered, pelletized and cloth form – for more than 700 distinct applications.

With the recent acquisition of complementary wood-based activated carbon and filtration media capabilities located in Europe, Calgon Carbon becomes an even more global and diverse industry leader in activated carbon, reactivation, and filtration media in the form of diatomaceous earth and perlites.

Headquartered in Pittsburgh, Pennsylvania, the Company employs approximately 1,400 people and operates 22 manufacturing, reactivation, innovation and equipment fabrication facilities in the U.S., Asia, and in Europe, where Calgon Carbon is known as Chemviron.

For more information about Calgon Carbon’s leading activated carbon, filtration media, and ultraviolet technology solutions, visit www.calgoncarbon.com.

This press release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in this press release pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties that may cause Calgon Carbon Corporation’s (the Company’s) actual results in future periods to be materially different from any future performance suggested herein. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Factors that could affect future performance of the Company include, without limitation: the Company’s ability to successfully integrate the November 2, 2016 acquisition of the assets and business of the wood-based activated carbon, reactivation, and mineral-based filtration media of CECA, a subsidiary of Arkema Group (the New Business) and achieve the expected results of the acquisition, including any expected synergies and the expected future accretion to earnings; changes in, or delays in the implementation of, regulations that cause a market for our products; changes in competitor prices for products similar to ours; higher energy and raw material costs; costs of imports and related tariffs; unfavorable weather conditions and changes in market prices of natural gas relative to prices of coal; changes in foreign currency exchange rates and interest rates; changes in corporate income and cross-border tax policies of the United States and other countries; labor relations; availability of capital and environmental requirements as they relate to both our operations and to those of our customers; borrowing restrictions; validity of patents and other intellectual property; and pension costs. In the context of the forward-looking information provided in this press release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the Company’s most recently filed Annual Report. Any forward-looking statement speaks only as of the date on which such statement is made and the Company does not intend to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by the Federal securities laws of the United States.

Calgon Carbon Corporation
Condensed Consolidated Statements of Comprehensive Income
(Dollars in thousands except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016

Net sales	$142,703	$120,199

Cost of products sold (excluding depreciation and amortization)	98,815	78,459

Depreciation and amortization	11,788	8,775

Selling, administrative & research	26,202	24,502

	136,805	111,736

Income from operations	5,898	8,463

Interest expense - net	(1,508)	(327)

Other income - net	500	223

Income before income tax provision	4,890	8,359

Income tax provision	4,115	2,901

Net income	775	5,458

Other comprehensive income (loss), net of tax
Foreign currency translation	2,509	3,097
Defined benefit pension plans	417	524
Derivatives	(512)	(790)

Comprehensive income	$3,189	$8,289

Net income (loss) per common share
Basic	$0.02	$0.11
Diluted	$0.02	$0.11

Dividends per common share	$0.05	$0.05

Weighted average shares outstanding (thousands)
Basic	50,411	50,308
Diluted	50,486	51,041

Calgon Carbon Corporation
Segment Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Segment Sales

Activated Carbon	$126,231	$109,983
Alternative Materials	12,848	2,485
Advanced Water Purification	3,624	7,731

Net sales	$142,703	$120,199

	Three Months Ended
	March 31,
	2017	2016
Segment Operating Income (Loss)

Activated Carbon	$8,521	$8,694
Alternative Materials	(804)	427
Advanced Water Purification	(1,819)	(658)

Income from operations	$5,898	$8,463

Note: Beginning January 1, 2017, in conjunction with the acquisition of the New Business, the Company realigned its internal management reporting structure to incorporate the New Business into its previously existing business, and reorganized its reportable segments. The new Activated Carbon segment is comprised of the Company’s former Activated Carbon and Service segment, the carbon adsorption equipment component of the Company’s former Equipment segment, and the wood-based activated carbon and activated carbon reactivation capabilities of the New Business. The new Alternative Materials segment is comprised of the Company’s former Consumer segment and the diatomaceous earth and perlite filtration media capabilities of the New Business. The new Advanced Water Purification segment is comprised of the equipment, products and services related to the Company’s ballast and traditional ultraviolet light water treatment technologies and ion exchange technologies that were primarily included in the Company’s former Equipment segment. Prior year amounts have been reclassified to conform to the current year presentation.

Activated Carbon and Alternative Materials segment operating income for the quarter ended March 31, 2017 includes acquisition related expenses of $1,388 and $1,315, respectively. Activated Carbon segment operating income for the quarter ended March 31, 2016 includes acquisition related expenses of $1,607.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2017	2016

Assets

Current assets:

Cash and cash equivalents	$37,887	$37,984

Receivables	108,136	108,056

Inventories	134,838	125,115

Other current assets	15,940	20,435

Total current assets	296,801	291,590

Property, plant and equipment, net	373,458	366,442

Other assets	121,720	117,186

Total assets	$791,979	$775,218

Liabilities and Stockholders' Equity

Current liabilities:

Current portion of long-term debt	$5,000	$5,000

Other current liabilities	99,382	95,655

Total current liabilities	104,382	100,655

Long-term debt	230,945	220,000

Other liabilities	73,757	73,420

Total liabilities	409,084	394,075

Total stockholders' equity	382,895	381,143

Total liabilities and stockholders' equity	$791,979	$775,218

CONTACT:
Calgon Carbon Corporation
Dan Crookshank, 412-787-6795
Director – Investor Relations
dcrookshank@calgoncarbon.com